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                                                                    EXHIBIT 23.2

                       CONSENT OF DELOITTE & TOUCHE LLP

We consent to the use in this Registration Statement of Pediatric Services of America, Inc. on Form S-4 of our report dated November 21, 1995 (February 29, 1996 as to Note 10) relating to the consolidated financial statements of Premier Medical Services, Inc. for the year ended September 30, 1995 (not included separately therein or herein) included in the Annual Report on Form 10-K of Pediatric Services of America, Inc. for the year ended September 30, 1997, and to the use of our report dated November 21, 1995 (February 29, 1996 as to Note
10), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

San Jose, California
May 4, 1998